Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Vistra Energy Corp. on Form S-4 and in the Joint Proxy Statement/Prospectus of Vistra Energy Corp. and Dynegy Corp., which is part of the Registration Statement, of our opinion dated October 29, 2017 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Morgan Stanley”, The Merger—Background of the Merger”, “The Merger—Dynegy’s Reasons for the Merger; Recommendation of the Dynegy Board’, “The Merger—Opinions of Dynegy’s Financial Advisors—Opinion of Morgan Stanley”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Rakesh Shankar
Rakesh Shankar
Executive Director

New York, New York

January 23, 2018